EXHIBIT 23.4

PEACH GODDARD

CHARTERED ACCOUNTANTS

October 25, 2002

Old Goat Enterprises Inc.

Burnaby, B.C., Canada

This letter will acknowledge my agreement to include or refer to the financial statements as of September 30, 2002, which I have audited, in the filing Form SB-2 with the

Securities and Exchange Commission.

Yours truly,

/s/ Jim Peach

Jim Peach C.A.

Suite 202 - 1112 Austin Avenue, Coquitlam, B.C. V3K 3P5     Telephone: (604) 931-1207 Facsimile: (604) 931-1208